Exhibit 99.2

LYDALL ANNOUNCES FINANCIAL RESULTS

FOR THE FOURTH QUARTER AND YEAR ENDED DECEMBER 31, 2005

MANCHESTER, CT – February 24, 2006 – Lydall, Inc. (NYSE: LDL) today announced financial results for the fourth quarter and year ended December 31, 2005.

Net sales for the fourth quarter and year ended December 31, 2005 were $77.5 million and $306.5 million, an increase of 2.1 percent and 4.4 percent, respectively, over the comparable periods in the prior year.

Net income for the quarter ended December 31, 2005 was $1.0 million, or $.06 per diluted share. Net income for the year was $5.1 million, or $.32 per diluted share. Net income and earnings per share for the quarter and year include the cumulative effect of a change in accounting principle related to the adoption of the Financial Accounting Standards Board Interpretation No. 47, “Accounting for Conditional Asset Retirement Obligations.” The effect of this change in accounting resulted in a non-cash, after-tax charge of $0.3 million, or $(.02) per diluted share. Results for the year ended December 31, 2005, included pretax charges totaling approximately $2.7 million related to the elimination of the chief operating officer position and Sarbanes-Oxley Section 404 compliance costs. The results for the fourth quarter and year also included pretax income of $1.3 million related to the reversal of an environmental accrual connected with previously divested facilities in Germany. In addition, the effective tax rate for the year was 22.9 percent, which is lower than the rate estimated at the end of the third quarter. This reduction in rate resulted in an income-tax benefit of $0.2 million for the fourth quarter.

Lydall reported a net loss of $1.2 million, or $(.08) per diluted share, for the fourth quarter of 2004 and a net loss of $0.5 million, or $(.03) per diluted share, for the year 2004. Results for the quarter and year ended December 31, 2004 included pretax charges totaling $3.0 million and $14.2 million, respectively. These charges related to the consolidation of the Company’s domestic automotive operations, Sarbanes-Oxley Section 404 compliance costs, the start-up activity of the automotive operation in France, one-time legal expenses, a voluntary recall of certain blood transfer and storage products, and a bad-debt reserve.

David Freeman, President and CEO of Lydall, commented, “Overall, strong automotive sales were achieved, and we saw improved operating performance at our European automotive facilities. The achievements of the European automotive business were countered by the disappointing performance of our high-efficiency air filtration and vital fluids businesses. In the air filtration business, we contended with sharply reduced clean-room activity as well as an increasingly price-competitive market. The vital fluids business was impacted by a product recall early in the year and lower sales overall.

“We kept SG&A expenses in check, focusing on our objective of reducing administrative spending and increasing focus on selling and product development.

“Profitability improvement will be the center of our focus in 2006, and I believe strongly that our Lean Six Sigma initiatives will play an important role in our meeting that objective.”

Results for the Fourth Quarter Ended December 31, 2005

Net sales for the fourth quarter increased by $1.6 million to $77.5 million compared with $75.9 million for the same period in 2004. Excluding the unfavorable impact of foreign currency translation, net sales for the quarter increased by $3.6 million compared with the fourth quarter of 2004. Excluding the unfavorable impact of foreign currency translation, Thermal/Acoustical Segment net sales increased by 16.7 percent, and Filtration/Separation Segment net sales declined by 21.0 percent. In addition, net sales of Other Products and Services declined by 3.0 percent for the fourth quarter of 2005 compared with the same quarter last year.

For the fourth quarter of 2005, gross margin was $13.9 million, or 17.9 percent of net sales, compared with $13.0 million, or 17.2 percent of net sales, for the fourth quarter of 2004. Excluding the impact of restructuring charges related to the consolidation of the domestic automotive facilities from 2004 results, overall gross margin on net sales was 0.5 percentage points lower for the fourth quarter of 2005 compared with the fourth quarter of 2004. In addition, after excluding these 2004 charges, gross margin on net sales improved by nearly 2 percentage points for the Thermal/Acoustical Segment as a result of improved operating efficiencies on higher sales. Filtration/Separation Segment gross margin was 5.0 percentage points lower for the quarter primarily due to lower sales volume and corresponding higher per-unit manufacturing costs in the period for filtration products. Other Products and Services also posted lower gross margin performance for the period.

Selling, general and administrative expense was $13.6 million, or 17.6 percent of net sales, compared with $14.6 million, or 19.2 percent of net sales, for the fourth quarter of 2004. Sarbanes-Oxley Section 404 compliance costs in the fourth quarter of 2005 were approximately $1.1 million less than in the fourth quarter of 2004. Excluding this impact, selling, general and administrative expense was about the same as a percent of net sales in the fourth quarter of 2005 as it was in the fourth quarter of 2004.

Other income, net was $1.2 million for the fourth quarter of 2005 compared with $0.2 million for the fourth quarter of 2004. Other income, net for the fourth quarter of 2005 included $1.3 million related to the reversal of an environmental accrual connected with previously divested facilities in Germany.

The effective tax rate for the year was 22.9 percent, which is lower than the rate estimated at the end of the third quarter. This reduction in rate resulted in an income-tax benefit of $0.2 million for the quarter.

Net cash provided by operating activities was $9.3 million for the fourth quarter of 2005 compared with $1.7 million for the fourth quarter of 2004.

Results for the Year Ended December 31, 2005

Net sales for the year ended December 31, 2005 were $306.5 million compared with $293.6 million in 2004. The impact of foreign currency translation for the year was minimal. Thermal/Acoustical Segment net sales increased by 14.7 percent, Filtration/Separation Segment net sales declined by 16.9 percent, and net sales of Other Products and Services improved by 1.3 percent for the year ended December 31, 2005 compared with 2004.

Gross margin for 2005 was $63.9 million, or 20.9 percent of net sales, compared with $57.5 million, or 19.6 percent of net sales, for 2004. Excluding the impact of restructuring charges related to the consolidation of the domestic automotive facilities and the negative gross margin performance related to the start-up activity of the automotive operation in France from 2004 results, overall gross margin on net sales declined by 0.6 percentage points for the year compared with 2004. In addition, after excluding these 2004 charges, the Thermal/Acoustical Segment gross margin percentage improved by 0.7 percentage points as a result of improved operating efficiencies on higher sales. For the Filtration/Separation Segment, gross margin as a percent of segment net sales decreased by 3.2 percentage points due to lower sales volume combined with higher per-unit manufacturing costs. Gross margin as a percent of net segment sales for Other Products and Services was down by 1.5 percentage points.

Selling, general and administrative expense for 2005 was $56.3 million, or 18.4 percent of net sales, compared with $57.2 million, or 19.5 percent of net sales, in 2004. SG&A expense for 2005 included approximately $0.8 million and $1.9 million related to the elimination of the chief operating officer position in the third quarter of 2005 and Sarbanes-Oxley Section 404 compliance costs, respectively. SG&A expense for 2004 was impacted by Sarbanes-Oxley Section 404 compliance costs of $3.9 million and one-time legal expenses of $1.9 million. Excluding these items in the respective periods, selling, general and administrative expense as a percent of net sales for 2005 was essentially the same as for 2004.

Other income, net was $1.1 million for 2005 compared with $0.1 million for 2004. Other income, net for 2005 included $1.3 million related to the reversal of an environmental accrual connected with previously divested facilities in Germany.

The Company’s effective income tax rate for the years ended December 31, 2005 and 2004 was 22.9 percent and 28.9 percent, respectively. The rate for 2005 is lower than the statutory tax rate of 34 percent due to true-up adjustments related to federal and state tax returns completed and filed in the third and fourth quarters of 2005, the finalization of a tax audit at one of our foreign operations, and the impact of other permanent items.

Net cash provided by operating activities was $18.2 million compared with $18.1 million for 2004. Working capital at December 31, 2005 was $57.7 million compared with $54.2 million at the end of 2004. Capital expenditures totaled $15.2 million for the year compared with $24.7 million for 2004. Higher-than-normal expenditures in 2004 related to the construction of a new automotive facility in St. Nazaire, France.

Segment Information - Fourth Quarter Ended December 31, 2005

Thermal/Acoustical - Segment net sales for the quarter ended December 31, 2005 increased by $6.6 million to $55.2 million compared with $48.6 million for the same quarter of 2004. Automotive sales, which represented approximately 78.7 percent of total segment sales in the quarter, increased by 16.2 percent. Excluding the unfavorable impact of foreign currency translation, segment net sales increased by $8.1 million, or 16.7 percent.

Industrial thermal product sales increased by 4.3 percent compared with the fourth quarter of 2004. This increase was primarily attributable to sales growth of passive thermal OEM products sold to high-end appliance applications and building products used principally in heat, ventilation and air conditioning applications. Sales growth of these products was partially offset by lower sales of Affinity® temperature control units in the quarter.

Operating income for the Thermal/Acoustical Segment increased by $2.6 million to $3.5 million for the fourth quarter of 2005 compared with $0.9 million for the same quarter of 2004. Excluding the restructuring and start-up costs in the fourth quarter of 2004, segment operating income increased by $1.4 million. This increase was primarily due to operating improvements at the European automotive facilities. The Hamptonville Operation was impacted in the quarter and throughout the year by the disruption of the consolidation of automotive operations as well as the influx of new business. Lower operating income of the industrial thermal businesses partially offset gains made by the European automotive business.

Filtration/Separation - Segment net sales decreased by $4.7 million to $15.5 million compared with $20.2 million in the fourth quarter of 2004. Excluding the unfavorable impact of foreign currency translation, segment net sales decreased by $4.2 million, or 21.0 percent. Air filtration sales continued to be impacted by the reduction of clean-room builds in Asia and an increasingly price-competitive environment. Liquid filtration sales increased slightly. Sales of Vital Fluids products were significantly lower in 2005 than in the same period in 2004.

Operating income of the Filtration/Separation Segment decreased by $1.3 million for the fourth quarter of 2005 compared with the same quarter last year. A major portion of the decrease was attributable to lower sales of air filtration products and resultant higher per-unit manufacturing costs. Also, the vital fluids business recorded a greater operating loss for the fourth quarter of 2005 compared with the same quarter of 2004.

Other Products and Services - For the fourth quarter ended December 31, 2005, net sales were $7.5 million compared with $7.7 million for fourth quarter of 2004. Sales of trucking and distribution services grew while sales of specialty products declined.

Operating income of Other Products and Services for the quarter was $0.3 million compared with $0.7 million in 2004.

Conference Call

Lydall will host a conference call today at 2:00 p.m. ET to discuss its fourth quarter and year ended December 31, 2005 results as well as general matters related to its businesses and markets. The call may be accessed in a listen-only mode at (800) 289-0552 and will be webcast live on the Company’s web site www.lydall.com under the Investor Relations’ section.

Lydall, Inc. is a New York Stock Exchange listed company, headquartered in Manchester, Connecticut. The Company, with operations in the U.S., France, and Germany and sales offices in the U.S., Europe, and Asia, focuses on specialty engineered products for the thermal/acoustical and filtration/separation markets.

Cautionary Note Concerning Factors That May Affect Future Results

Stockholders are referred to Lydall’s 2004 Annual Report on Form 10-K, “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Cautionary Note Concerning Factors That May Affect Future Results,” which outlines certain risks regarding the Company’s forward-looking statements. Such risks include: a major downturn of the automotive market, which accounted for approximately 53.9 percent of Lydall’s 2005 net sales; significant increases in energy costs; and unforeseen changes in raw material pricing, specifically, aluminum used in most of the Company’s heat-shield products and various fibers used in thermal/acoustical as well as filtration/separation products. Also, the timing and degree of success of new-product programs impact Lydall’s projected results. For further details on these risks and other pertinent information on Lydall, copies of the Company’s Forms 10-K, 10-Q and 8-K are available on Lydall’s web site, www.lydall.com. Information may also be obtained from the Company. Contact:

Thomas P. Smith, Vice President, Chief Financial Officer and Treasurer, at One Colonial Road, Manchester, CT 06042; Tel. 860-646-1233; email investor@lydall.com.

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Lydall, Inc. News Release

Summary of Operations

In thousands except per share data

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Net sales	$77,491	$75,898	$306,485	$293,602
Cost of sales	63,626	62,855	242,564	236,072

Gross margin	13,865	13,043	63,921	57,530
Selling, product development and administrative expenses	13,630	14,577	56,256	57,205

Operating income (loss)	235	(1,534)	7,665	325
Interest expense	379	317	1,676	1,200
Other (income) expense, net	(1,246)	(178)	(1,071)	(120)

Income (loss) before income taxes	1,102	(1,673)	7,060	(755)
Income tax expense (benefit)	(241)	(439)	1,617	(218)

Income (loss) before cumulative effect of change in accounting principle	1,343	(1,234)	5,443	(537)

Cumulative effect of change in accounting principle, net of tax benefit of $185	(342)	—	(342)	—

Net income (loss)	$1,001	$(1,234)	$5,101	$(537)

Basic earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.08	$(0.08)	$0.34	$(0.03)
Cumulative effect of change in accounting principle	(0.02)	—	(0.02)	—

Net income (loss)	$0.06	$(0.08)	$0.32	$(0.03)

Diluted earnings (loss) per common share:
Income (loss) before cumulative effect of change in accounting principle	$0.08	$(0.08)	$0.34	$(0.03)
Cumulative effect of change in accounting principle	(0.02)	—	(0.02)	—

Net income (loss)	$0.06	$(0.08)	$0.32	$(0.03)

Weighted average common shares outstanding	16,103	16,029	16,083	16,078
Weighted average common shares and equivalents outstanding	16,166	16,029	16,148	16,078

Summary of Segment Information

In thousands

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Net Sales

Thermal/Acoustical	$55,160	$48,613	$210,603	$183,632
Filtration/Separation	15,523	20,158	68,245	82,087
Other Products and Services	7,472	7,704	30,247	29,870
Reconciling Items	(664)	(577)	(2,610)	(1,987)

Consolidated Totals	$77,491	$75,898	$306,485	$293,602

Operating Income
Thermal/Acoustical	$3,513	$866	$17,994	$7,269
Filtration/Separation	92	1,353	4,852	11,045
Other Products and Services	266	653	1,961	2,457
Reconciling Items	(3,636)	(4,406)	(17,142)	(20,446)

Consolidated Totals	$235	$(1,534)	$7,665	$325

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Lydall, Inc. News Release

Financial Position

In thousands except ratio data

	December 31, 2005	December 31, 2004
Cash and cash equivalents	$2,162	$1,580
Working capital	$57,705	$54,249
Total debt	$33,441	$38,113
Stockholders’ equity	$143,229	$144,504
Total capitalization	$176,670	$182,617
Current ratio	2.42	2.17
Total debt to total capitalization	0.19	0.21

Cash Flows

In thousands

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
	(Unaudited)	(Unaudited)
Cash provided by operating activities	$9,330	$1,723	$18,173	$18,139
Cash used for investing activities	$(3,366)	$(2,947)	$(15,175)	$(21,937)
Cash (used for) provided by financing activities	$(6,980)	$735	$(2,016)	$2,643
Depreciation and amortization	$3,912	$3,844	$15,228	$16,281
Capital expenditures	$3,366	$3,172	$15,175	$24,678

Common Stock Data

Quarter Ended December 31,

	2005	2004
High	$9.82	$12.01
Low	$7.61	$8.94
Close	$8.15	$11.86

926,000 shares of Lydall common stock (LDL) were traded on the New York Stock Exchange during the fourth quarter of 2005.